Exhibit I

AGREEMENT REGARDING

THE JOINT FILING OF SCHEDULE 13D/A

The parties listed below agree that the Schedule 13D/A to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                                     Dated: February 9, 2016

Marc Stad

By:	/s/ Marc Stad

DRAGONEER INVESTMENT GROUP, LLC

By:	/s/ Pat Robertson
Name:	Pat Robertson
Chief Operating Officer

DRAGONEER APARTMENT, LLC

By:	Dragoneer Global GP, LLC
Its:	Manager

By:	/s/ Pat Robertson
Name:	Pat Robertson

DRAGONEER GLOBAL FUND II, L.P.

By:	Dragoneer Global GP II, LLC
Its:	General Partner

By:	/s/ Pat Robertson
Name:	Pat Robertson